UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 31, 2025

iSpecimen Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-40501	27-0480143
(State or other jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8 Cabot Road Woburn, MA 01801
(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (781) 301-6700

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	ISPC	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On July 31, 2025, iSpecimen Inc. (Nasdaq: ISPC) (the “Company”) entered into a Securities Purchase Agreement (the “Purchase Agreement”) with certain accredited investors (the “Investors”), pursuant to which the Company issued and sold, in a private placement (the “Private Placement”), an aggregate of 1,559,828 shares of its common stock, par value $0.0001 per share (the “Common Stock”), or, in lieu thereof, pre-funded warrants to purchase shares of Common Stock (the “Pre-Funded Warrants”), at a purchase price of $1.122 per share of Common Stock or $1.1219 per Pre-Funded Warrant, reflecting an exercise price of $0.0001 per Pre-Funded Warrant share.

The Private Placement was conducted in compliance with Nasdaq Listing Rule 5635(d), which permits issuances of 20% or more of the outstanding Common Stock without shareholder approval when the offering is priced at or above the “Minimum Price” as defined under Nasdaq rules.

The Private Placement closed on August 4, 2025, and resulted in gross proceeds to the Company of approximately $1.75 million, before deducting placement agent fees and other offering expenses.

In connection with the Private Placement, the Company entered into an engagement letter with WestPark Capital, Inc. (“WestPark”), pursuant to which WestPark acted as the exclusive placement agent. As compensation for its services, WestPark received a cash commission equal to 4.0% of the gross proceeds of the Private Placement, plus reimbursement of certain legal and out-of-pocket expenses.

The Company intends to use $500,000 of the net proceeds from the Private Placement to pay for marketing and advertising services to be provided by IR Agency LLC, a Delaware limited liability company (the “Consultant”), with the remainder of the proceeds used for working capital and general corporate purposes.

In connection with the Private Placement, the Company also entered into a registration rights agreement with the Investors (the “Registration Rights Agreement”), pursuant to which the Company agreed to file one or more registration statements with the Securities and Exchange Commission (the “Commission”) to register the resale of the shares of Common Stock issued in the Private Placement and the shares of Common Stock issuable upon exercise of the Pre-Funded Warrants. Pursuant to the Registration Rights Agreement, the Company is required to file the initial registration statement no later than the 15th calendar day following the closing date of the Private Placement.

Also on August 4, 2025, the Company entered into a marketing and investor relations agreement (the “IR Agreement”) with the Consultant, pursuant to which the Consultant will provide marketing and advertising services to promote the Company to the financial community. In consideration for such services, the Company agreed to pay the Consultant a cash fee of $500,000. The IR Agreement has an initial term of one (1) month and may be extended upon mutual written agreement. Either party may terminate the agreement upon written notice.

The foregoing descriptions of the Purchase Agreement, Pre-Funded Warrants, Registration Rights Agreement, and IR Agreement do not purport to be complete and are qualified in their entirety by reference to the full text of such agreements, copies of which are filed as Exhibits 10.1, 4.1, 10.2, and 10.3, respectively, to this Current Report on Form 8-K and incorporated herein by reference.

Item 7.01 Regulation FD Disclosure.

On July 31, 2025, the Company issued a press release announcing the pricing of the Private Placement described in Item 1.01 above. On August 4, 2025, the Company issued a subsequent press release announcing the closing of the Private Placement. Copies of these press releases are furnished as Exhibits 99.1 and 99.2 to this Current Report on Form 8-K and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section, nor shall they be incorporated by reference into any filing under the Securities Act of 1933, as amended, unless specifically identified therein as being incorporated by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
4.1	Form of Pre-Funded Warrant.
10.1	Form of Securities Purchase Agreement.
10.2	Form of Registration Rights Agreement.
10.3	Investor Relations Agreement by and between the Company and IR Agency LLC.
99.1	Press Release dated July 31, 2025, announcing the pricing of the Private Placement (furnished herewith).
99.2	Press Release dated August 4, 2025, announcing the closing of the Private Placement (furnished herewith).
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: August 5, 2025

iSPECIMEN INC.

By:	/s/ Robert Bradley Lim
Name: Robert Bradley Lim
Title: Chief Executive Officer

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